Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 24, 2025, with respect to the consolidated balance sheets of GEBE Environmental Technology Limited and its subsidiary as of December 31, 2023 and 2024, the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2024, included herein.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ NLA DFK Assurance PAC

Singapore

September 16, 2025